                                                                   EXHIBIT 99.3


UNITED STATES CELLULAR TELEPHONE
OF GREATER TULSA, L.L.C.

REPORT ON AUDIT OF FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2002.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Members of
United States Cellular Telephone of Greater Tulsa, L.L.C.:

In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in members' equity present fairly, in all material respects, the financial position of United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company") at December 31, 2002, and the results of its operations, cash flows and changes in members' equity for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of United States Cellular Telephone of Greater Tulsa, L.L.C. as of December 31, 2001, and for the period ended December 31, 2001, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 25, 2002.

As discussed in Note 2, the Company changed the method by which it accounts for intangible assets as a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002. Also as discussed in Note 2, the Company changed the method by which it accounts for direct incremental costs related to wireless customer activations on January 1, 2002. In addition, as discussed in Note 2, the Company changed the method by which it accounts for activation fees charged with the sale of equipment and service as a result of the adoption of Emerging Issues Task Force statement No. 00-21, "Accounting for Multiple Element Arrangements", on January 1, 2002.


/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
March 19, 2003.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

BALANCE SHEET
DECEMBER 31, 2002


Accounts receivable:
  Customers, less allowance of $829,794......................  $   8,112,549
  Affiliates.................................................      1,248,529
  Roaming....................................................      2,250,101
  Other......................................................         44,637
Inventory....................................................        542,945
Prepaid expenses.............................................        304,155
Other current assets.........................................        418,044
                                                               -------------
      Total current assets...................................     12,920,960

Property, plant and equipment, net...........................     69,828,565
Other deferred charges, net of accumulated
 amortization of $396,642....................................        657,866
Investment in licenses, net..................................     20,306,443
                                                               -------------
      Total assets...........................................  $ 103,713,834
                                                               =============

                   LIABILITIES AND MEMBERS' EQUITY


Notes payable - affiliate...................................   $  41,912,150
Accounts payable and accrued expenses.......................      10,054,424
Accounts payable - affiliates...............................       3,653,694
Deferred revenues...........................................       2,115,895
Customer deposits...........................................       1,096,582
Other current liabilities...................................       1,037,038
                                                               -------------
      Total current liabilities.............................      59,869,783

Deferred credits............................................       1,203,246

Commitments and contingencies

Members' equity.............................................      42,640,805
                                                               -------------
      Total liabilities and members' equity.................   $ 103,713,834
                                                               =============

   The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002


Revenues..................................................    $   96,892,989

Expenses:
   Cost of equipment sold.................................         3,740,176
   System operations......................................        23,844,610
   Marketing and selling..................................        18,538,744
   General and administrative.............................        26,161,368
   Depreciation...........................................        13,070,011
                                                              --------------

      Total operating expenses............................        85,354,909
                                                              --------------

Operating income..........................................        11,538,080

Other income..............................................           (11,396)
Interest expense..........................................         1,578,962
                                                              --------------
Income Before Cumulative Effect of Accounting Changes.....         9,970,514

Cumulative effect of accounting changes...................         1,128,978
                                                              --------------

Net income................................................    $   11,099,492
                                                              ==============


   The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2002

Cash flows from operating activities:
  Net income...................................................   $  11,099,492
  Add (deduct) adjustments to reconcile net income to
   net cash required by operating activities:
     Depreciation..............................................      13,070,011
   Change in accounts receivable...............................      (1,091,567)
   Change in inventory.........................................         (91,030)
   Change in accounts payable and accrued expenses.............       3,641,017
   Change in deferred revenues and deferred credits............        (180,647)
   Change in customer deposits.................................         522,552
   Change in other deferred charges............................        (144,515)
   Change in other assets and liabilities......................        (527,844)
                                                                  -------------

        Net cash provided by operating activities..............      26,297,469
                                                                  -------------
Cash flows from investing activities:

  Purchases of property, plant and equipment...................     (18,616,711)
  Proceeds from the sale of property, plant, and equipment.....         778,697
                                                                  -------------

       Net cash required for investing activities..............     (17,838,014)
                                                                  -------------
 Cash flows from financing activities:
   Borrowings on notes payable -- affiliate....................      27,160,000
   Payments on notes payable -- affiliate......................     (29,415,000)
   Payments on long term debt -- affiliate.....................      (1,615,250)
   Capital distributions.......................................      (6,119,100)
   Increase in overdraft balances..............................         487,959
                                                                  -------------

      Net cash required for financing activities...............      (9,501,391)
                                                                  -------------

 Net decrease in cash and cash equivalents.....................      (1,041,936)

Cash and cash equivalents:
  Beginning of year............................................       1,041,936
                                                                  -------------
  End of year..................................................   $          --
                                                                  =============


   The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

STATEMENT OF CHANGES IN MEMBERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2002



                                                           UNITED STATES
                                                              CELLULAR              INDEPENDENT
                                                             OPERATING              CELLULAR
                                          TULSA GENERAL      COMPANY OF             TELEPHONE,     NORTH CAROLINA
                                          PARTNER, INC.      TULSA, INC.              L.L.C.       RSA #4, INC.          TOTAL
                                          -------------    --------------          ------------    ---------------    -----------

Members' Equity, December 31, 2001.....   $    380,208      $  12,704,355           $ 16,740,057      $ 7,835,793      $ 37,660,413

Capital distributions..................   $    (61,803)     $  (2,994,076)          $ (2,719,939)     $  (343,282)     $ (6,119,100)

2002 Net income........................        112,104          5,430,982              4,933,724          622,682        11,099,492
                                          ------------      -------------           ------------      -----------      ------------
Members' Equity, December 31, 2002.....   $    430,509      $  15,141,261           $ 18,953,842      $ 8,115,193      $ 42,640,805
                                          ============      =============           ============      ===========      ============


   The accompanying notes are an integral part of these financial statements.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

NOTES TO FINANCIAL STATEMENTS


1.     ORGANIZATION:

       United States Cellular Telephone Company (Greater Tulsa) (the "Partnership") was formed on February 24, 1984, under the laws of the State of Oklahoma for the purpose of providing cellular telephone service in the Tulsa, Oklahoma Metropolitan Statistical Area ("MSA").

       On February 1, 1994, the Partnership acquired 100% of the stock of Oklahoma RSA #6, Inc. (the "Corporation") at which time the Corporation was dissolved and its assets and liabilities were distributed to the Partnership. The Corporation was a wholly-owned subsidiary of United States Cellular Corporation ("USCC"). The assets and liabilities were recorded at historical cost by the Partnership. This acquisition allowed the Partnership to provide cellular telephone service in the Oklahoma Rural Service Area ("RSA") No. 6.

       On May 31, 1995, North Carolina RSA #4, Inc. ("NC RSA 4") contributed all its right, title, and interest in the Oklahoma RSA No. 4 ("OK RSA 4") Federal Communications Commission wireline authorization (serving Craig, Nowatta, Ottawa and Washington counties) to the Partnership for a 5.61% interest. The contribution reduced the ownership percentage of United States Cellular Operating Company of Tulsa, Inc. ("USCOC of Tulsa") from 54.54% to 48.93%. The remaining partners agreed to make cash contributions to the Partnership to maintain their respective partnership interests.

       Prior to December 31, 1997, Independent Cellular Telephone Company, Inc. ("ICTC"), an Oklahoma corporation, and Independent Cellular Telephone Company ("ICTLP"), an Oklahoma limited partnership, reorganized their respective ownership structures. ICTLP was dissolved and liquidated and the 44.45% limited partner interest in the Partnership held by ICTLP was acquired by Independent Cellular Telephone, L.L.C. ("ICTLLC"), an Oklahoma limited liability company.

       On December 31, 1997, ICTLLC, Tulsa General Partner, Inc. ("TGP"), USCOC of Tulsa and NC RSA 4 entered into a Sixth Amendment to the Certificate and Agreement of Limited Partnership pursuant to which ICTLLC was admitted as a partner in the Partnership, the Partnership elected to be governed by the Oklahoma Revised Uniform Limited Partnership Act rather than by the Oklahoma Uniform Limited Partnership Act and the Partnership changed its name to "United States Cellular Telephone Company (Greater Tulsa), L.P." The Partnership filed an Amended Certificate of Oklahoma Limited Partnership with the Oklahoma Secretary of State on December 31, 1997.

       Immediately thereafter, Articles of Organization were filed with the Oklahoma Secretary of State forming United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company"), an Oklahoma limited liability company, with each partner of the Partnership holding a membership interest in the Company equal in percentage to its respective partnership interest in the Partnership. In addition, the members of the Company entered into a Limited Liability Company Agreement dated as of December 31, 1997 (the "Initial LLC Agreement").


       Upon its formation, the Company entered into an Agreement of Merger, dated as of December 31, 1997, with the Partnership. Pursuant to the Agreement of Merger, the Partnership was merged with and into the Company (the "Merger"), with the Company surviving the Merger. As a result of the Merger, the membership interests in the Company existing immediately prior to the Merger were canceled and the partnership interests in the Partnership existing immediately prior to the Merger were converted into membership interests in the Company. In addition, the Initial LLC Agreement was amended and restated in its entirety as the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 1997. The Merger was effectuated by filing Articles of Merger with the Oklahoma Secretary of State on December 31, 1997.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

The members and their respective interests at December 31, 2002 are:

       TGP..........................................     1.01%
       USCOC of Tulsa...............................    48.93%
       ICTLLC.......................................    44.45%
       NC RSA 4.....................................     5.61%

       Profits and losses are allocated based on respective membership interests. TGP holds a 1.01% membership interest. TGP is a corporation in which USCOC of Tulsa owns 51% and ICTC owns 49%. Both USCOC of Tulsa and NC RSA 4 are wholly-owned subsidiaries (indirectly) of USCC. USCC is an 82.2%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       A. USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (a) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (b) the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

       B. CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

             Included in cash and cash equivalents at December 31, 2002 are due-on-demand funds invested in CellVest, Inc., which is a wholly-owned subsidiary of USCC. CellVest, Inc., is a fund that purchases government and high grade investment securities for the benefit of fund participants. The Company owns a proportionate share of the fund based upon its account balance as a percentage of the total assets in the fund. Interest income earned by the fund, net of direct expenses, is passed through to the Company based upon the Company's average daily balance in the fund.

             Outstanding checks totaling $487,959 at December 31, 2002 are classified as Accounts payable and accrued expenses in the balance sheet.

       C. ACCOUNTS RECEIVABLE: Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities, and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

       D. CELLULAR TELEPHONE INVENTORY: Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method. Consistent with industry practice, losses on sales of cellular phones are recognized in the period in which sales are made.

       E. LONG -- LIVED ASSETS: The management of the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are recognized when the expected future cash flows, undiscounted, are less than the asset's carrying value.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

       F. INVESTMENT IN LICENSES: Investments in licenses consists of costs incurred in acquiring Federal Communications Commission ("FCC") licenses to provide wireless service. These costs include amounts paid to license applicants and owners of interests in entities awarded licenses and all direct and incremental costs relating to acquiring the licenses. Licenses are intangible assets with indefinite useful lives, and beginning January 1, 2002, with the implementation of SFAS No. 142 "Goodwill and Other Intangible Assets", are not amortized. Prior to 2002, licenses were amortized over 40 years. The effects of ceasing amortization resulted in an increase to net income of $641,254 in 2002.

             Intangible assets with an indefinite useful life shall be tested for impairment annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired. The impairment test shall consist of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess. No impairment charges were recognized in 2002.

       G. DEFERRED REVENUES: Deferred revenues primarily represent monthly access fees billed in advance. Such revenues are recognized in the following month when service is provided. The Company also defers recognition of certain activation fees and recognizes these revenues on a straight-line basis over the estimated customer relationship period.

       H. FINANCIAL INSTRUMENTS: The Company's financial instruments, which include trade and affiliate payables and receivables, are short-term in nature. Accordingly, the Company believes the balance sheet amounts approximate the fair value of the financial instruments.

       I. CAPITAL DISTRIBUTIONS: Distributions are made at the discretion of the managing member, USCOC of Tulsa, based upon respective member interests.

       J. REVENUES: Revenues primarily consist of charges to customers for monthly access, cellular airtime usage, roamer charges, equipment sales, toll charges and vertical services. The Company recognizes revenues as services are rendered. Revenues earned but unbilled at December 31, 2002 were $1,057,901 and are included in accounts receivable. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of each month and from other cellular carriers' customers using the Company's cellular system for the last half of each month, are estimated and recorded.

       K. CHANGES IN ACCOUNTING PRINCIPLES: Effective January 1, 2002, the Company changed its method of accounting for commission expenses related to customer activations and began deferring recognition of a portion of commission expenses up to the amount of activation fees deferred. The Company believes this change is a preferable method of accounting for such costs primarily due to the fact that the new method of accounting provides for better matching of revenue from customer activations to direct incremental costs associated with these activations. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002, increasing net income by $689,790.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:


             Effective January 1, 2002, the Company adopted Emerging Issues Task Force ("EITF") statement 00-21, "Accounting for Multiple Element Arrangements." Under this pronouncement, activation fees charged with the sale of equipment and service are allocated to the equipment and service based upon the relative fair values of each item. Due to the subsidy provided on customer handsets, this generally results in the recognition of the activation fee as additional handset revenue at the time of sale. The cumulative effect of this accounting change on periods prior to 2002 was recorded in 2002, increasing net income by $439,188.

       L. DEPRECIATION: Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

       M. ADVERTISING COSTS: The Company expenses advertising costs as incurred. Advertising costs totaled $4,189,271 for the year ended December 31, 2002.

       N. PENSION PLAN: Employees, who manage the daily operations of the Company, are eligible for Telephone and Data Systems, Inc. Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $136,621 for the year ended December 31, 2002.

       O. INCOME TAXES: No provision has been made for federal and state income taxes as these taxes are the responsibility of the individual members.

       P. SUPPLEMENTAL CASH FLOW DISCLOSURES: The Company paid interest in the amount of $1,716,230 for the year ended December 31, 2002.

 3.    PROPERTY, PLANT AND EQUIPMENT:

       Property, plant and equipment in service and under construction is stated at cost and consists the following components (respective useful lives shown in parentheses):


                                                        DECEMBER 31,
                                                           2002
                                                        -----------

       Land and land improvements (0-10 yrs)......... $   6,539,601
       Leasehold improvements (10 yrs)...............    10,177,911
       Buildings and equipment (5-25 yrs)............    93,686,199
       Furniture and office equipment (3-5 yrs)......     3,989,525
       Vehicles (3 yrs)..............................       702,173
       Work in process...............................     4,661,581
                                                      -------------
                                                        119,756,990

       Less accumulated depreciation.................   (49,928,425)
                                                      -------------

       Net property, plant and equipment............. $  69,828,565
                                                      =============

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

3. PROPERTY, PLANT AND EQUIPMENT, CONTINUED: Included in the purchases of property, plant and equipment during 2002 are net transfers from affiliates of USCC, which had a net book value of $1,506,333. Also, during 2002, the Company had net transfers of property, plant and equipment to affiliates of USCC, which had a net book value of $778,697. These assets were transferred at net book value, and as such, no gains or losses were recorded.

4. LEASE COMMITMENTS: The Company leases office locations, cell site locations and retail locations under operating leases. Rent expense totaled $1,558,853 for the year ended December 31, 2002. Rent expense for the cell site locations is included in system operations and rent expense for the office and retail locations is included in marketing and selling expense.

       Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 2002, are as follows:


           2003.....................................$   1,140,999
           2004.....................................      820,980
           2005.....................................      734,907
           2006.....................................      664,229
           2007.....................................      569,623
           Thereafter...............................    5,001,377
                                                    -------------
           Total                                    $   8,932,115
                                                    =============
5.    LINE OF CREDIT:

       On January 1, 2001, the Company executed a revolving note payable agreement with USCC expiring on January 1, 2003. Effective December 31, 2002, USCC agreed to extend the agreement for another one year term expiring on January 1, 2004. The note allows for borrowings up to $48,000,000. The note is payable upon demand and bears interest at a rate of 1.90% over the 90- day Commercial Paper Rate of high-grade, unsecured notes. The interest rate at December 31, 2002 was 3.61%. At December 31, 2002, the outstanding balance on the revolver is $41,912,150. The carrying value of the Company's borrowings from USCC approximates its fair value.

6.     CONCENTRATION OF CREDIT RISK:

       The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of the Company's customers and requires deposits as needed. Receivables are generally due within 30 days. Credit losses related to customers have been within management's expectations.

UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

7.     TRANSACTIONS WITH RELATED PARTIES:

       USCC and certain affiliates of TDS provide the Company with centralized management, accounting, consulting and computer services which resulted in billings to the Company of $20,341,886 during 2002. The Company also provided administrative and other services to certain affiliates of USCC, which resulted in net billings to those affiliates of $2,471,179 during 2002. The Company earned roaming revenue of $1,738,381 (excluding toll revenue) and incurred roaming expenses of $3,153,187 from certain affiliates of USCC during 2002. These affiliated roaming expenses are included in system operations expense. The Company earned net switching revenue of $218,311 from certain affiliates of USCC during 2002. Also during 2002, the Company repaid long term debt owed to USCC totaling $1,615,250. Total interest expense related to affiliated debt balances was $1,538,239 in 2002.